Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus which is part of this Registration Statement on Form S-3 of Flotek Industries, Inc. of our reports dated March 16, 2007, relating to the consolidated financial statements of Flotek Industries, Inc. and Subsidiaries and management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Flotek Industries, Inc. for the year ended December 31, 2006.

We also consent to the reference to our firm under the captions “Experts” in such Prospectus.

/s/ UHY LLP

Houston, Texas

December 28, 2007